Exhibit 99.5
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of William A. McWhirter II,
Senior Vice President and Group President
Construction Products, Energy Equipment and Inland Barge Groups
February 19, 2016

Thank you Tim and good morning everyone.

The Barge Group’s fourth quarter performance reflects several factors: the competitive dynamics occurring within the industry, a less favorable product mix and the closure of one of our facilities. Our barge team is doing an outstanding job of maintaining production efficiencies and reducing costs as we align our production footprint with current demand.

The Barge Group received orders for $190 million during the quarter resulting in a backlog of $416 million at the end of December. Replacement needs for dry cargo barges drove 4th quarter orders. Current inquiry levels indicate lower barge demand and subsequently, lower manufacturing levels in the near term when compared to the past few years. The investments in our barge business in recent years have increased this Group’s production efficiencies and positioned our Barge team to respond effectively to changes in market demand. We are prepared to make additional adjustments to our manufacturing footprint as needed.

The Construction Products Group improved quarterly profitability year-over-year despite the slowdown that typically takes place during the winter months.

At the end of the year, the federal government passed a five-year, $305 billion dollar funding bill for highways and other related transit programs. The FAST ACT authorizes funding through 2021 and will provide much needed stability for public agencies charged with planning transportation projects. Our highway products business anticipates an improvement in market demand over the next few years.

Demand for aggregates remains robust in the markets we serve in the southwestern United States. Repositioning our Construction Products business during the last few years and continuing to expand our aggregates business has benefitted this Group’s overall performance. We are committed to finding opportunities to expand our product portfolio and grow our market positions.

The Energy Equipment Group reported another strong quarter and ended the year with record revenues and operating profit.

The wind tower business continued to deliver solid results. At the end of the fourth quarter, the wind tower backlog totaled $371 million, most of which will be delivered in 2016. This level of production essentially fills the manufacturing space currently dedicated to this business.

At the end of 2015, the federal government passed a five-year spending bill that includes a tax incentive for the wind industry through 2019. In recent years, legislation for wind power tax incentives was unpredictable and short in duration, causing volatility in the wind industry. The multi-year federal incentive provides developers and their supply chain partners the necessary time needed to plan and develop wind projects. We are prepared to adjust our capacity should demand increase significantly.

The current market for utility structures remains highly competitive and continues to experience some capacity rationalization. We expect revenues for this business to decline further during 2016. Over the long term, investment forecast are positive. The recently passed federal tax incentive for wind power is expected to drive the development of additional transmission infrastructure to bring new wind power to market.

In closing, our businesses are responding effectively to changing demand conditions. We believe these businesses have significant growth potential as our long-term outlook for energy and infrastructure investment in North America remains positive.

And now, I will turn the presentation over to Steve.